Exhibit 10.1

COMPENSATION AGREEMENT

This Compensation Arrangement (this “Agreement”) is made and entered into as of this 2nd day of August, 2018, by and between Precision Optics Corporation, Inc., a Massachusetts corporation (together with its successors and assigns, the “Company”), and Joseph N. Forkey (the “Executive”).

WHEREAS, the Company is currently employing the Executive as the Company’s President and Chief Executive Officer;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company and its stockholders for the Executive to continue in such position and to compensate Executive appropriately pursuant to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which mutually is acknowledged, the Company and the Executive (each individually, a “Party”, and together, the “Parties”) agree as follows:

1.        COMPENSATION.

(a)	Base Salary. Beginning July 1, 2018, the Company shall pay to the Executive a base salary of not less than $200,000 per year in accordance with the Company’s regular payroll practices in effect from time to time, but no less frequently than monthly. The Executive may receive raises at the discretion of the Board of Directors. The Executive may also receive a bonus at the discretion of the Board of Directors.

(b)	Option Grant. As soon as practical after the execution of this Agreement the Executive will be granted an equity award consisting of 350,000 stock options, taken from the Company’s 2011 Equity Incentive Plan, to purchase 350,000 shares of Company common stock (the “Options”). The exercise price for such Options shall be the closing stock price of the Company’s common stock on the date of grant, or $0.73 per share, whichever is higher. The Options shall vest and be exercisable and non-forfeitable as follows: (i) one–half of the Options shall vest if the Company achieves revenues of $1.5 million or higher for two consecutive fiscal quarters; and (ii) one-half of the Options shall vest if the Company’s common stock is trading at $1.00 or higher for fifteen consecutive trading days. For vesting criterion (i), revenues will be those reported on the Company’s 10Q and 10K financial statements, and vesting will occur on the filing date of the first 10Q or 10K for which the criterion is satisfied. If the Company undergoes a Change in Control Transaction, any remaining unvested Options shall vest immediately prior to the Change in Control. The life of the options will be ten years from the date of the grant. The exercise price and number of shares issuable under the Options shall be adjusted to reflect stock splits and similar transactions.

(c)	Deferred Equity Compensation. With a retroactive start date of January 1, 2017, Executive shall earn 50,000 shares of the Company’s common stock per fiscal quarter, until the quarter ending June 30, 2018. Executive must be employed at the Company on the last day of each quarter in order to earn such stock. Stock earned by Executive will be issued to Executive from the Company’s 2011 Equity Incentive Plan in three installments of 100,000 shares each. The first issuance will occur on the date this Agreement is signed; the second will occur on January 1, 2019; the third will occur on January 1, 2020. For purposes of clarity, the Executive remains entitled to receive any shares previously earned, even if Executive is not employed at the Company at the time of issuance. However, the Executive will not be eligible to receive earned stock before the scheduled issuance dates defined above, except in the event that the Company is sold. In the event that the Company is sold, all outstanding stock earned by Executive prior to the sale of the Company, but not yet issued, will be issued to Executive immediately prior to the close of the sale of the Company. Company shall pay and bear sole responsibility for the employer’s portion of payroll taxes when the shares are issued.

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2.        SEVERABILITY.

If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

3.        GOVERNING LAW/JURISDICTION.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts without reference to principles of conflict of laws.

4.        COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

5.        SECTION 409A COMPLIANCE.

It is the intention of the Company and the Executive that this Agreement and the payments provided for herein meet the requirements of Section 409A of the Code, to the extent applicable to this Agreement and such payments. The Company and the Executive agree to cooperate in good faith in preparing and executing, at such time as sufficient guidance is available under Section 409A and from time to time thereafter, such amendments to this Agreement, if any, as the Executive may reasonably request solely for the purpose of assuring that this Agreement and the payments provided hereunder meet the requirements of Section 409A. Nothing in this Agreement shall require the Company to increase the Executive’s compensation or make the Executive whole for any requested changes.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Precision Optics Corporation, Inc.

/s/ Peter Woodward
Peter Woodward
Chairman of the Board of Directors

Executive

/s/ Joseph N. Forkey
Joseph N. Forkey

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